LONG ISLAND: 125 Baylis Road, Melville, NY 11747-3823 Tel: 631.752.7400 Fax: 631.752.1742 www.hrrllp.com NEW YORK CITY: 1430 Broadway, New York, NY 10018-3308 Tel: 212.697.6900 Fax: 212.697.1412

Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement No. 333-139303 on Form S-1 of our report dated September 6, 2006 relating to the financial statements of Windswept Environmental Group, Inc. as of June 30, 2006 and for the year then ended which report expresses an unqualified opinion, incorporated by reference in this Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Holtz Rubenstein Reminick LLP Holtz Rubenstein Reminick LLP

Melville, New York
February 8, 2007